EXHIBIT 99.1

Community Bancorp. Reports First Quarter 2024 Earnings

For immediate release

Derby, VT: April 22, 2024 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the first quarter ended March 31, 2024, of $2.8 million or $0.51 per share, a decrease of $515,860 or 15.45% compared to $3.3 million or $0.61 per share for the first quarter of 2023.

Total assets for the Company on March 31, 2024, were $1.1 billion, unchanged from year end 2023, and up slightly from $1.03 billion as of March 31, 2023. Contributing to the bank’s healthy asset levels was continued growth in the first quarter of 2024 in the Company's loan portfolio of $107.8 million, or 14.21%, compared to the 2023 period. Deposit balances decreased $4.8 million, or 0.54%, compared to the same period in 2023. The year-over-year loan growth was funded by an increase in borrowed funds of $83.9 million as well as a decrease in cash and cash equivalents of $21.7 million.

The Company’s securities portfolio totaled $180.6 million as of March 31, 2024, a 6.28% decrease compared to $192.7 million as of March 31, 2023. The portfolio is classified as available-for-sale and is required to be reported at fair market value with the unrealized loss, net of a deferred tax adjustment, reported as an adjustment to total equity. Such unrealized losses reflect the interest rate environment, as current rates remain above the coupon rates on the securities, resulting in a fair market value lower than current book values. As of March 31, 2024, the adjustment to equity was $17.4 million, which has remained consistent in recent quarters, including $15.9 million on December 31, 2023, and $18.0 million as of March 31, 2023.

Total net interest income for the first quarter ended March 31, 2024, decreased $165,720, or 1.94%, to $8.4 million, compared to $8.5 million for the same quarter in 2023. The slight year-over-year decrease reflects an increase of $2,302,192, or 24.55%, in interest and fees on loans due to loan growth and higher interest rates, offset by higher interest on deposits expense of $1,235,425, or 66.97%, as well as higher interest on borrowed funds of $921,296.

The provision for credit losses for the first quarter ended March 31, 2024, was $313,579, compared to $286,526 for the same period in 2023. The provision for credit losses for the first quarter ended March 31, 2024, was determined under Accounting Standard No. 2016-13, Measurement of Credit Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses, or CECL, which the Company adopted effective January 1, 2023.

Total non-interest income for the first quarter ended March 31, 2024, of $1.6 million decreased $124,870, or 7.10%, compared to $1.8 million for the same period in 2023. The decrease is partially due to lower commercial loan documentation fees and commercial rate lock fees associated with transaction timing.

Equity capital increased to $89.4 million, with a book value per share of $15.88, as of March 31, 2024, compared to equity capital of $89.0 million and a book value of $15.87 as of December 31, 2023. This change includes an increase of $1.5 million in unrealized losses in the investment portfolio, due to changing bond rates, which decreased the fair market value of the investment portfolio, offset by an increase of $1.52 million in retained earnings. The unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios.

President and CEO Kathryn Austin commented on the Company’s results: “Our solid financial performance in the first quarter of 2024 demonstrates the strength of our customer relationships. Continued year-over-year growth in loans during a period of higher interest rates is a testament to the success of our team who helped customers navigate economic challenges. We believe these results also reflect our strategic decision to focus on organic loan and deposit growth, within our well-established risk management framework, and the continued resilience of our local economy in the communities we serve throughout Vermont and New Hampshire. As always, we are grateful for our dedicated employees who support their communities and our growing customer base every day.”

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As previously announced, the Company declared a quarterly cash dividend of $0.23 per share payable May 1, 2024, to shareholders of record as of April 15, 2024.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward-looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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